Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into in Quebec City as of this 20th day of September 2023

BETWEEN:	LEDDARTECH INC., a legally constituted corporation having its head office at 4535 Wilfrid-Hamel Boulevard, #240, Québec City, Québec G1P 2J7;

(hereinafter referred to as the “Corporation”)

AND:	Christopher Stewart, an executive residing and domiciled at 10606 Gingerwood Cove, San Diego, California 92130;

(hereinafter referred to as the “Executive”)

WHEREAS the Corporation wishes to engage the Executive’s services to fill the position of Chief Financial Officer and the Executive is interested in so doing, all in accordance with the terms and conditions set out herein.

WHEREAS the parties hereto wish to set out with regard thereto the nature and conditions of such employment and accordingly subscribe to this contract such that they be recorded herein.

WHEREAS the parties hereto wish to set out the nature and conditions of such employment; and

WHEREAS the Executive has had the opportunity to review this Agreement with counsel, if he desired, prior to agreeing to the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Preamble

1.1	The preamble hereto forms an integral part of this Agreement.

2.	Nature of Services

2.1	The Corporation hereby engages the personal and exclusive services of the Executive, who accepts, to fill the position of Chief Financial Officer (CFO).

2.2	The Executive shall be based in the San Diego area, in the State of California (United States), where he shall work from home, with travels to the Montreal location once every 6 weeks in addition to travel for ongoing business needs.

3.	Duties

3.1	The Executive agrees to carry out all tasks, duties and responsibilities normally related to his position, and any other task and duty not inconsistent with his position which may be assigned to him from time to time by Chief Executive Officer. Without limiting the generality of the foregoing, the Executive’s tasks, duties, and responsibilities are described in Appendix A and include any related task deemed necessary for the success of the Corporation’s various projects and its sound management as well as those that may be determined from time to time by the Corporation and are consistent with the Executive’s role (the “Duties”).

3.2	The Executive agrees to make every effort to carry out his Duties fully and diligently; the Executive further agrees to faithfully advance the interests of the Corporation and to exclusively devote his time and energy thereto, except as may otherwise be agreed to in writing by the Corporation.

3.3	For the duration of the Agreement, the Executive acknowledges and agrees that he shall provide services to the Corporation under this Agreement on a full-time basis.

3.4	The Executive shall comply with all lawful rules, policies, procedures, regulations, and administrative directions now or hereafter reasonably established by the Corporation.

4.	Term

4.1	This Agreement shall begin at the beginning of employment on September 20, 2023, and continue for an indeterminate period until terminated in accordance with the provisions set forth herein.

5.	Executive’s Representations

5.1	The Executive makes the following representations in favour of the Corporation:

5.1.1	Disclosure

The Executive has provided all information needed to assess his application for the position of Chief Financial Officer and has not omitted any information that would have caused the Corporation to lose interest in his application. The Executive acknowledges that he is not bound by any restrictive clauses such as non-competition or non-solicitation clauses.

5.1.2	Qualification and training

The Executive represents that he possesses the requisite experience and qualities needed to carry out the duties and assume the responsibilities required by the Corporation.

5.1.3	Eligible to Work

The Executive acknowledges and agrees that his eligibility to work in the USA and in Canada is an essential condition of his employment with the Corporation. The Executive is legally eligible to work in the USA and has in good faith started the process for a Canadian work permit. The Executive acknowledges that if, in one hundred and eighty (180) days following his first day of employment, he fails to acquire a Canadian work permit, the Corporation will terminate him in accordance with the applicable legislation. The Executive agrees that it is his sole responsibility to take all the necessary steps to obtain a work permit. The Executive agrees to maintain these statuses throughout the term of his employment.

6.	Compensation

6.1	As consideration for the performance of the Duties pursuant to this Agreement, the Corporation shall pay the Executive the following gross base salary (the “Base Salary”), from which all applicable tax deductions shall be withheld, namely:

6.1.1	For the specific period of September 20, 2023, to September 30, 2024, the Corporation undertakes to pay the Executive a base salary of USD$300,000, from which the usual and normal payroll deductions shall be taken, including, as the case may be, contributions to applicable benefit plans.

6.1.2	For subsequent years, the parties agree to review and, if appropriate, renegotiate the Executive’s base salary in good faith. This review will be based on achievement by the Executive of the objectives determined by the Corporation as well as on its financial situation.

7.	Performance Cash Bonus

7.1	Subject to the approval of the board of directors of the Corporation (the “Board”), the Executive shall be entitled to receive an annual performance cash bonus (the “Bonus”). The target amount of the Bonus will be 50% of the Base Salary, if earned, and will be determined based on the Executive’s achievement of the objectives set by the Board, as such will be provided to the Executive (5) days following the Board approval.

7.2	The Executive shall, subject to the approval of the Board, be granted such number of stock options as is equal to 0.50 % of the aggregate number of shares of LeddarTech Holdings Inc. immediately after the closing of the business combination agreement dated June 12, 2023 (the “BCA”) that has been entered into between the Corporation and Prospector Capital Corp. (the “Options”) in accordance with the LeddarTech Holdings Inc. Omnibus Incentive Plan to be adopted concurrently with the closing of the BCA (as the same may be amended from time to time, the “LTIP”), a copy of which is appended to the BCA and has been provided to the Executive, exercisable at a strike price that shall be determined by the Board at the time of the grant, and the terms of an Option Agreement (as such term is defined in the LTIP).

7.2.1	The Options shall vest as to twenty-five percent (25%) of the total amount upon the first anniversary of the grant date and thereafter rateably on a monthly basis for the remaining three (3) years. For clarity, the total vesting period is four (4) years.

7.3	The Executive shall, subject to the approval of the Board, be granted such number of Restricted Share Units as is equal to 0.65 % of the aggregate number of shares of LeddarTech Holdings Inc. immediately after the closing of the BCA (“RSUs”) in accordance with the LTIP and the terms of a RSU Agreement (as such term is defined in the LTIP).

7.3.1	0.20% of such RSUs shall have time-based vesting and shall vest as to twenty-five percent (25%) of the total amount upon each of the first, second, third and forth anniversaries of the grant date.

7.3.2	0.45% of such RSUs will have both the time-based vesting terms set forth in Section 7.3.1 and performance-based vesting. Such performance based RSUs are referred to in this Agreement as “PSUs”. The PSUs are split into two tranches: 0.20% (are referred to as “PSU1”) and subject to the vesting goals detailed in section 7.3.3 and 0.25% are referred to as “PSU2” and subject to the vesting goal detailed in section 7.3.4.

7.3.3	the PSU1 are subject to the following vesting criteria: (i) 50% if the Corporation enters into, within 2-years after grant, its first customer contract with an original equipment manufacturer (“OEM”) (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Corporation for an OEM series production that will create at least 150,000 units a year in volume for its fusion and perception products and (ii) 50% if the Corporation, within 4-years after grant, (a) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements. Such PSU1s may be earned for each goal at any point during the defined performance period for such goal, with shares that have already satisfied the time-vesting criteria immediately vesting and unvested shares “banked” until the next time- based vesting event. For example: if first goal is achieved at the end of year 2, 50% of the PSUs earned for achieving goal 1 would immediately vest (i.e., the portion eligible to vest on the first and second anniversaries of grant once the performance goal is satisfied), then 25% of the remainder would vest on each of the third and fourth anniversaries of grant. No PSU1s vest if goals are not achieved.

7.3.4	the PSU2 is tied to the following criteria: 100% if new financing of USD$30 million or more is secured in the first year of service of the Executive.

7.3.5	The RSUs and PSUs, upon full vesting (as the case may be) shall be settled by the delivery to the Executive of treasury shares of the Corporation in accordance with the LTIP.

7.3.6	In the event of a Change of Control (as such term is defined in the LTIP) and notwithstanding any provision to the contrary in the LTIP, the performance-based milestones for the PSUs set out in section 7.3.3, 7.3.4 or in the Grant Agreement (as such term is defined in the LTIP), as the case may be, will be deemed satisfied. Such PSUs will remain subject to the time-based vesting requirements set out in section 7.3.1 or in the Grant Agreement, as the case may be.

7.4	For the avoidance of doubt, the awards granted pursuant to sections 7.2 and 7.3 are a one-time grant. Any subsequent grants (if any) shall be at the discretion of the Board and shall be evidenced by a written agreement, as the case may be. The Executive will become eligible for additional equity grants on October 1, 2025.

8.	Benefits

401(k) & Health Care

8.1	The Executive is eligible for the employee benefit plan applicable to all employees of the Corporation in the United States, in accordance with plan terms and conditions, as amended from time to time.

8.2	The Executive is entitled to five (5) weeks of paid vacation annually, accrued according to the number of days worked in the entitlement year. The timing of such vacation shall be determined by mutual agreement between the Executive and the Chief Executive Officer and by taking into consideration the Executive’s preference and the Corporation’s operating needs. It is understood and agreed that no more than fifteen (15) days can be taken consecutively unless agreed with the Chief Executive Officer.

8.3	The Executive shall also be entitled to four (4) additional paid days off, as applicable, being the business days between December 26 and 31 of each year during which the Corporation’s offices are closed.

8.4	The Corporation agrees to reimburse the Executive, upon presentation of supporting documents, for all reasonable expenses incurred in the performance of the Duties, in accordance with the Corporation’s policies in effect.

8.5	The Executive shall be entitled to 10 paid holidays commonly observed in the United States. New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, July 4, Labor Day, Veteran’s Day Thanksgiving Day, the day after Thanksgiving, and Christmas. If a holiday falls on a Saturday, the Executive will receive the Friday before the holiday off; if the holiday falls on a Sunday, the Executive will receive the Monday after the holiday off.

9.	Confidentiality

9.1	The Executive expressly agrees and undertakes, for as long as he shall be employed by the Corporation and at any time after termination of employment, not to divulge, publish or otherwise disclose to any person, and not to use, except for the purpose of his employment with the Corporation, any “Confidential Information,” which is defined as information relating to:

9.1.1	the affairs of the Corporation, including, without limiting the generality of the foregoing, any information relating to the financial situation, employees, clients, or contracts of the Corporation, regardless of how such information was obtained and the purpose for which it is disclosed.

9.1.2	any intellectual property belonging to the Corporation, including, without limiting the generality of the foregoing, any information which is subject to, or which may be subject to, copyright, patent, trademark, trade secret or registered industrial design;

9.1.3	any idea, invention or discovery belonging to the Corporation;

9.1.4	any software belonging to the Corporation, including any documentation, content, and trade secret of the Corporation; or

9.1.5	any information belonging to any of the companies, businesses, or persons with which the Corporation has dealings or does business.

9.2	Executive’s obligations under this Agreement are in addition to any obligations Executive has under state or federal law. Executive agrees to deliver to the Corporation immediately upon termination of Executive’s employment, or at any time the Corporation so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Executive, and any other documents or items of a confidential nature belonging to the Corporation) whether in hard copy, electronic, or other format, together with all copies of such material in Executive’s possession or control. Executive agrees that during Executive’s employment with the Corporation, Executive will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information.

9.3	Executive’s obligations under this section are indefinite in terms and shall survive the termination of this Agreement. However, Executive further understands that nothing in this Agreement prohibits Executive from reporting to any governmental authority information concerning possible violations of law or regulation and that Executive may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Executive files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.

9.4	Executive acknowledges that certain whistleblower laws permit Executive to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Corporation’s permission or notification, and that the Corporation will not consider such communications to violate this or any other agreement between Executive and the Corporation or any Corporation policy. Executive further acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Corporation. Executive understands that in the event it is determined that the disclosure of trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys’ fees.

10.	Intellectual Property

10.1	The Executive agrees that any work product produced in the course of his employment for the Corporation, including any documents produced or used to perform such work (and the information contained therein), shall be the property of the Corporation, and the Executive agrees to surrender to the Corporation, at the end of his employment, where applicable, any such documents in his possession at that time.

10.2	In consideration for his employment, the Executive hereby assigns, conveys and transfers to the Corporation or any such other person or entity as the Corporation may designate, all of his rights, titles or interests without any restriction, in any work product, including without limitation, any invention, discovery, idea, improvement, development, work, computer program or source code, as may be subject or not to any intellectual property right, (i) created in the course of his employment, individually or with others, (ii) which otherwise relate at the time its conception or reduction to practice, to the Corporation’s business or actual or anticipated research of the Corporation, or (iii) which the Executive develops using the Corporation’s equipment, supplies, facilities, or trade-secret information (the “Creations”).

10.3	The Executive waives all moral rights and drag-along rights he may hold in the Creations produced by him, including, but not limited to, the moral rights as per applicable law, to the extent that he may waive such rights.

10.4	The Executive agrees to inform the Corporation, as soon as he produces a Creation and agrees to promptly communicate any information relevant thereto and agrees not to disclose to any other person any information relating to such Creation, unless prior written approval is obtained from the Corporation.

10.5	The Executive represents and warrants to the Corporation that any Creation made by him shall be original and, to the best of his knowledge, shall not violate any right of any kind whatsoever of any physical or legal person.

10.6	The Executive agrees that the Corporation may, in its sole discretion, take or cause to be taken all necessary steps to protect its intellectual property rights in Creations, including the steps required for obtaining, maintaining and enforcing patents and using any other means to protect intellectual property rights and to cooperate fully with the Corporation in this respect.

10.7	The Executive agrees to complete and sign without delay, at the Corporation’s request, any document necessary or useful to establish and give effect to the preceding paragraphs. If because of Executive’s incapacity or for any other reason the Corporation is unable to secure Executive’s signature to apply for or pursue any application for registration of any U.S. or foreign patent or copyright covering Creations assigned to the Corporation as stated above, Executive hereby irrevocably appoints the Corporation and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act in Executive’s stead to execute and file any such applications and to do all other lawful acts to further the prosecution, issuance, maintenance or enforcement of U.S. and foreign patent applications, patents and copyrights thereon with the same legal force and effect as if executed by Executive.

10.8	Executive has attached a list describing all Creations belonging to Executive and made by Executive prior to Executive’s employment with the Corporation that Executive wishes to have excluded from this Agreement. If no such list is attached to this Agreement, Executive represents that there are no such Creations.

NOTICE:	In accordance with California law, this section does not apply to Creations for which no equipment, supplies, facility, or trade-secret information of the Corporation was used and which was developed entirely on Executive’s own time, unless: (a) the Creation relates (i) directly to the business of the Corporation or (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (b) the Creation results from any work performed by Executive for the Corporation.

11.	Non-Disparagement

11.1	The Executive shall not make any public statements that disparage the Corporation, its respective subsidiaries, affiliates, employees, officers, directors, products, or services. Nor shall the executives and members of the Board (or similar governing body) of the Corporation make any public statements that disparage the Executive or his family. Notwithstanding the foregoing, statements made during sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this section 11.

11.2	Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

12.	Termination

12.1	This Agreement shall be terminated:

12.1.1	by written consent of the parties;

12.1.2	by the resignation of the Executive from his duties, with the Executive undertaking in such circumstances to send a written notice of his resignation to the Corporation at least three (3) months before the effective date of such resignation; the Executive acknowledges the right of the Corporation to, at its option, accelerate such termination date to any date after Executive’s notice of termination. The Corporation may also, at its option, relieve Executive of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease on the termination date;

12.1.3	by the dismissal of the Executive from his duties for Cause. For the purposes of this Agreement, “Cause” means the Corporation’s belief that any of the following has occurred: any breach of this Agreement by Executive; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Executive by the Corporation and Executive shall only be entitled by such notice once per calendar year; commission of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Corporation’s reasonable belief that Executive engaged in a violation of any statute, rule or regulation, any of which in the judgment of the Corporation is harmful to the business or to the Corporation’s reputation; the Corporation’s reasonable belief that Executive engaged in unethical practices, dishonesty or disloyalty; or the Corporation’s lack of funding sufficient to support Executive’s position. Upon termination of Executive’s employment hereunder for Cause or upon the death or disability of Executive, Executive will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Executive’s death or disability occurred, respectively. For purposes of this Agreement, “disability” means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Corporation and confirmed in writing by such doctor, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Corporation will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law;

12.1.4	at the Corporation’s option and for reasons other than those set out in section 12.1.3 or by the resignation of the Executive for Good Reason (as such term is defined hereafter).

12.2	Compensation upon Termination

12.2.1	If Executive’s employment with the Corporation is terminated by the Corporation without Cause or by Executive for Good Reason, and in either case Executive signs (and does not revoke, as permitted by law) a separation agreement including a comprehensive waiver and release of claims in such form as the Corporation may require (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after Executive’s termination date, and allows such Release to become effective in accordance with its terms, then Executive will receive the following benefits:

i) the Corporation will continue to pay, as severance pay, Executive’s Base Salary at the rate in effect on the termination date through the date that is twelve (12) months from the termination date. Such payments will be at usual and customary pay intervals of the Corporation and will be subject to all appropriate deductions and withholding;

ii) access to an executive recruiting services firm to assist with replacement services and the Corporation will pay or reimburse the reasonable costs of such services;

iii) provided that Executive is eligible for and timely elects continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination date, the Corporation shall pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and Executive’s family for a period that will expire upon the earliest of (i) 12 months following the termination date, (ii) the effective date that Executive becomes eligible for new healthcare coverage eligibility available through new employment, or (iii) the date Executive is no longer eligible for COBRA coverage, whichever comes first.

12.3	In the event of termination of this Agreement by the Corporation pursuant to section 12.1.4 or by the Executive for Good Reason (as such term is defined hereafter), in either case within a period of (i) ninety (90) days before, or (ii) twelve (12) months following, a Change of Control, any unvested Options, RSUs and PSUs held by the Executive pursuant to the LTIP shall vest and become immediately exercisable subject to and in accordance with the LTIP and the relevant Grant Agreement. In the case of the Options, such Options shall be exercisable within the earlier of ninety (90) days after the Termination Date (as such term is defined in the LTIP) and the expiry date of the Options set forth in the Grant Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent: (i) a material diminution, through one or more changes, in Executive’s employment duties, responsibilities and authority, measured in the aggregate; (ii) a material reduction in Executive’s Base Salary and Bonus, except for a reduction in connection with a contemporaneous reduction in the salary and bonus paid to other senior executives of the Corporation; or (iii) a relocation of Executive’s principal workplace to a location more than forty (40) kilometers from its location as of the date hereof; provided, that Executive provides notice of such circumstances in (i), (ii) or (iii) to the Board within thirty (30) days of such circumstances’ occurrence, the Corporation fails to cure such circumstances within thirty (30) days of receipt of such notice and Executive resigns within thirty (30) days following the end of the Corporation’s cure period.

12.4	Notwithstanding the termination of this Agreement, the provisions of sections 9,10, 11 shall remain in force and have full force and effect.

13.	Miscellaneous

13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regards to conflicts of laws principles thereof, and jurisdiction shall be vested in the competent courts of the State of California.

13.2	Severability. In the event that any one or more of the provisions of this Agreement, for any reason whatsoever, shall be or become invalid, illegal, or unenforceable in any respect or shall be declared null or void, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby and shall remain in force as if the Agreement had been signed without the invalid provision.

13.3	Entire Agreement/Amendments. This Agreement contains the entire and sole statement of the agreement between the parties with respect to the employment of the Executive by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13.4	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.5	Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Corporation to a person or entity which is an affiliate or a successor in interest to substantially all the business operations of the Corporation. Upon such assignment, the rights and obligations of the Corporation hereunder shall become the rights and obligations of such affiliate or successor person or entity.

13.6	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

14.	Agreement Date

14.1	Notwithstanding the date of signing hereof, this Agreement shall attest to an agreement effective on Effective Date.

15.	Executive Representation

15.1	The Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound. Executive agrees to indemnify the Corporation and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

16.	Prior Agreements

16.1	This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Corporation and/or its affiliates regarding the terms and conditions of the Executive’s employment with the Corporation and/or its affiliate.

17.	Cooperation

17.1	Upon reasonable advance notice (which, following termination of this Agreement, shall include due regard for the Executive’s subsequent employment obligations), the Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, at a reasonable hourly rate to be agreed to by the parties. This provision shall survive any termination of this Agreement. The Corporation will reimburse the Executive for reasonable out-of-pocket travel costs and expenses incurred by him because of providing such requested cooperation, subject to the Executive’s substantiation of such expenses.

18.	Withholding Taxes and Deductions

18.1	The Corporation may withhold from any amounts payable under this Agreement such provincial and federal taxes and deductions as may be required to be withheld pursuant to any applicable law or regulation.

19.	Currency

19.1	All dollar amounts in this Agreement refer to United States dollars.

20.	Remedies

20.1	Notwithstanding other provisions of this Agreement, Executive agrees that Executive’s violation of any of sections 9, 10, or 11 of this Agreement would cause the Corporation irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of sections 9, 10, or 11. The preceding sentence shall not be construed to limit the Corporation from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement. Executive also agrees that a violation of any of sections 9, 10, or 11 would entitle the Corporation, in addition to all other remedies available at law or equity, to recover from Executive any and all funds, including, without limitation, wages, salary and profits, which will be held by Executive in constructive trust for the Corporation, received by Executive in connection with such violation.

21.	Language

21.1	The Executive declares having been offered a French version of this Agreement first, having elected to not receive a French version and to be bound by this English version of this Agreement and agrees that all correspondence and all documentation in respect thereof relating to this Agreement be written in the English language.

22.	Counterpart

22.1	This Agreement may be signed in counterpart, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Quebec City, Québec as of the date first above written.

LEDDARTECH INC.

Per:	/s/ Charles Boulanger
Chief Executive Officer

ACKNOWLEDGEMENT

I acknowledge that I have received a copy of this Agreement. I freely agree to this Agreement with a free and enlightened consent after pursuing fair negotiations. I also declare having had the opportunity of consulting independent legal counsel and having received a full explanation of the terms, conditions, and consequences of the present Agreement, and further declare being satisfied with and having understood same.

Moreover, I acknowledge having first received a French version of this Agreement and its related documents and then having expressly elected to be bound by their English versions. It is my express wish, as per my free and fair negotiations with the Corporation, that the present Agreement be drafted exclusively in the English language. De plus, je reconnais avoir reçu en premier une version française de ce contrat et des documents afférents et avoir ensuite expressément d’être lié par leurs versions anglaises. Il est de ma volonté expresse, conformément à mes négociations libres et justes avec la société, que le présent contrat soit rédigé exclusivement dans la langue anglaise.

The Executive:

/s/ Christopher Stewart
Christopher Stewart

APPENDIX A

Job Description – Chief Financial Officer

Reporting to the CEO, the CFO is responsible for overseeing the financial, corporate, accounting, tax, and auditing aspects of the Corporation’s operations, as well as coordinating the underlying financial and regulatory controls, including risk management. The CFO is a member of the Corporation’s Executive Committee and sits on various strategic committees, playing a pivotal role in driving the growth of this rapidly expanding Corporation.

Main Responsibilities

Aligned with the Corporation’s strategic plan, the CFO will be expected to:

●	Actively participate as a financial strategist in LeddarTech’ s strategic planning and project initiatives.

●	Participate in financing activities to raise capital for the Corporation.

●	Assist the CEO in determining the strategic direction and positioning for Board approval, ensuring the Corporation’s success.

●	Provide guidance to the CEO on tax, financial, and investment strategies.

●	Keep the Board of Directors informed of the Corporation’s financial situation, financial development, risk management, and compliance by delivering structured presentations.

●	Analyze the Corporation’s financial performance and propose solutions to maintain and enhance operational profitability.

●	Deliver and ensure the integrity of financial reports to shareholders, the Board of Directors, the CEO, and other necessary bodies and committees.

●	Organize, supervise, and oversee the Finance and Accounting team’s work.

●	Collaborate with the team to supervise external auditors.

●	Manage the Corporation’s cash flow and financing operations, including maintaining relationships with shareholders, investors, analysts, financial institutions, and regulatory authorities.

●	Manage and oversee all files related to various funds and tax measures impacting the Corporation’s projects.

●	Ensure the implementation of effective internal controls and take steps to enhance internal control systems as needed.

●	Develop and recommend an annual operating plan and financial budget supporting the Corporation’s long-term strategy, in collaboration with the CEO and COO.

●	Create performance indicators to monitor and improve the Corporation’s financial performance.

●	Supervise the Corporation’s financial position, banking affairs, financing activities, capital structure, risk management, and ensure compliance with banking and financial covenants and hedging agreements, as applicable.

●	Ensure adequate insurance coverage for the Corporation.

●	Oversee and monitor effective tax strategies for the Corporation.

●	Attend Board and committee meetings, presenting necessary financial information as required.

●	Establish and maintain communication with the investment community, oversee the transmission of press releases, annual reports, communications with analysts, as well as media and investor relations.

●	Perform other duties associated with the position of CFO as reasonably requested by the CEO or the Board of Directors.